Equinix Contact:	Exhibit 99.1
David Fonkalsrud
K/F Communications, Inc.
(415) 255-6506
dave@kfcomm.com

EQUINIX ADDS NEW BOARD MEMBER

Foster City, CA – April 25, 2005 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that Terry Clontz has joined its board of directors, increasing the size of its board to nine members. Mr. Clontz is president and CEO of StarHub Ltd., a Singapore-based info-communications company providing a full range of information, communications and entertainment services over fixed, mobile and Internet platforms. Mr. Clontz has 32 years of telecommunications experience with previous assignments as the CEO and president of IPC Information Systems Inc. and with BellSouth International, where he held various executive positions in the US and Asia.

Mr. Clontz has served as an outside independent director of InterDigital Communications Corporation since 1998. In January 2004, he joined the executive committee of Global Crossing as a non-director member.

“Terry’s extensive telecom and international expertise will add to the board’s strengths in those areas,” said Peter Van Camp, CEO of Equinix. “I am pleased to welcome Terry and look forward to his contribution as Equinix continues to solidify its market leadership position.”

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 15 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.